MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The consolidated financial statements and all information in the annual report are the responsibility of the Board of Directors and management.  The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.  Management maintains the necessary systems of internal controls, policies and procedures to provide assurance that assets are safeguarded and that the financial records are reliable and form a proper basis for the preparation of financial statements.

The Board of Directors ensures that management fulfills its responsibilities for financial reporting and internal control through an Audit Committee.  This committee, which reports to the Board of Directors, meets with the independent auditors and reviews the consolidated financial statements.

The consolidated financial statements have been audited by Smythe Ratcliffe, Chartered Accountants, who were appointed by the shareholders.  The auditors’ report outlines the scope of their examination and their opinion on the consolidated financial statements.

“Henk Van Alphen”

“G. Ross McDonald”

President & Chief Executive Officer

Chief Financial Officer

March 15, 2005

Vancouver, Canada

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Financial Statements

October 31, 2004 and 2003

INDEX

Report of Independent Registered Public Accounting Firm
Consolidated Financial Statements
Consolidated Balance Sheets
Consolidated Statements of Operations and Deficit
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS

CARDERO RESOURCE CORP.

(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of Cardero Resource Corp.  (An Exploration Stage Company) as of October 31, 2004 and 2003 and the related consolidated statements of operations and deficit and cash flows for each of the years ended October 31, 2004, 2003 and 2002.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada, and in accordance with auditing standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred above present fairly, in all material respects, the financial position of the Company as at October 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years ended October 31, 2004, 2003 and 2002 in conformity with Canadian generally accepted accounting principles.   Accounting principles generally accepted in Canada differ in certain significant respects from accounting principles generally accepted in the United States of America and are discussed in Note 11 to these consolidated financial statements.

“Smythe Ratcliffe”

Chartered Accountants

Vancouver, Canada

March 14, 2005

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Balance Sheets

October 31

	2004	2003

Assets

Current
Cash and cash equivalents	$ 16,920,909	$ 3,752,305
Accounts receivable	500,361	246,434
Prepaid expenses	172,133	107,535
Total Current Assets	17,593,403	4,106,274

Equipment (note 4)	47,785	19,036

Resource Properties (notes 5 and 6)	6,590,392	4,752,575

Total Assets	$ 24,231,580	$ 8,877,885

Liabilities

Current
Accounts payable and accrued liabilities	$ 804,112	$ 420,061

Stockholders' Equity

Capital Stock (note 6)	34,012,690	13,153,944
Contributed Surplus	4,174,308	740,408
Deficit	(14,759,530)	(5,436,528)

Total Stockholders’ Equity	23,427,468	8,457,824

Total Liabilities and Stockholders’ Equity	$ 24,231,580	$ 8,877,885

Contingent Liabilities (note 9)

Approved on behalf of the Board:

“Henk Van Alphen”

.....................................................................  Director

Henk Van Alphen

“Ken M. Carter”

.....................................................................  Director

Ken M. Carter

See notes to consolidated financial statements.

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Operations and Deficit

Years Ended October 31

	2004	2003	2002

Administrative Expenses
Stock-based compensation (note 6)	$ 3,433,900	$ 740,408	$ -
Professional fees (note 7)	388,900	238,946	156,998
Travel and promotion	640,197	230,817	82,361
Management charges (note 7)	152,000	129,000	70,000
Property evaluations	101,903	-	-
Office costs	281,201	105,260	38,860
Filing fees	39,835	34,138	10,586
Transfer agent fees	15,509	13,129	6,567
Amortization	20,477	6,818	3,240

Loss Before Other Items	(5,073,922)	(1,498,516)	(368,612)

Other Items
Gain on sale of subsidiaries (note 7(b))	-	-	71,409
Interest income	284,858	52,997	3,131
Write-off of resource properties (note 5)	(4,521,367)	-	(902,943)
Foreign exchange loss	(12,571)	(267,733)	-

	(4,249,080)	(214,736)	(828,403)

Net Loss for Year	(9,323,002)	(1,713,252)	(1,197,015)
Deficit, Beginning of Year	(5,436,528)	(3,723,276)	(2,526,261)

Deficit, End of Year	$ (14,759,530)	$ (5,436,528)	$ (3,723,276)

Loss Per Share (note 2)	$ (0.26)	$ (0.08)	$ (0.09)

Weighted Average Number of Shares Outstanding	35,198,762	22,349,311	12,993,633

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Cash Flows

Years Ended October 31

	2004	2003	2002

Operating Activities
Net loss for the year	$ (9,323,002)	$ (1,713,252)	$ (1,197,015)
Items not involving cash
Amortization	20,477	6,818	3,240
Stock based compensation	3,433,900	740,408	-
Write-off resource properties	4,521,367	-	902,943
Gain on sale of subsidiaries	-	-	(71,409)
Changes in Non-Cash Working Capital Items
Accounts receivable	(253,927)	(233,145)	(11,791)
Prepaid expenses	(64,598)	(99,547)	(7,988)
Accounts payable and accrued liabilities	384,051	373,507	7,965
Due to shareholder	-	-	(16,030)
Cash Used in Operating Activities	(1,281,732)	(925,211)	(390,085)

Investing Activities
Investment in and expenditures on resource properties	(4,605,684)	(2,567,847)	(1,007,861)
Purchase of equipment	(49,227)	(11,405)	(13,101)
Cash Used in Investing Activities	(4,654,911)	(2,579,252)	(1,020,962)

Financing Activities
Proceeds from shares issued	19,473,309	6,434,902	2,500,725
Proceeds from sale of subsidiaries	-	-	1
Share issue costs	(368,062)	(241,613)	(32,952)
Cash Provided by Financing Activities	19,105,247	6,193,288	2,467,774

Increase in Cash	13,168,604	2,688,826	1,056,727
Cash and Cash Equivalents, Beginning of Year	3,752,305	1,063,479	6,752

Cash and Cash Equivalents, End of Year	$ 16,920,909	$ 3,752,305	$ 1,063,479

Supplemental Cash Flow Information
Shares issued for property option payments	$ 1,555,500	$ 1,461,000	$ 117,500
Shares issued for data acquisition	$ 198,000	$ 53,000	$ -
Shares issued for brokers commission	$ 545,430	$ -	$ -
Income tax paid	$ -	$ -	$ -
Interest paid	$ -	$ -	$ -

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Notes to Consolidated Financial Statements

Years Ended October 31, 2004 and 2003

1.

NATURE OF OPERATIONS

Cardero Resource Corp. and its subsidiaries are engaged in the exploration of mineral properties, primarily in Mexico, Peru and Argentina.  The Company considers itself to be an exploration stage company.

The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that any of the Company’s current or future exploration programs will result in profitable mining operations.  The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain financing to complete their development and exploitation, and future profitable operations or sale of the properties.

Although the Company has taken steps to verify the title to mineral properties in which it has or has a right to acquire an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title (whether of the Company or of any underlying vendor(s) from whom the Company may be acquiring its interest).  Title to mineral properties may be subject to unregistered prior agreements or transfers, and may also be affected by undetected defects or the rights of indigenous peoples.

2.

SIGNIFICANT ACCOUNTING POLICIES

(a)

Basis of presentation

These consolidated financial statements include the accounts of Cardero Resource Corp. and its wholly-owned subsidiaries, Cardero Argentina, S.A. (“Cardero Argentina”) and Minerales Y Metales California, S.A. de C.V. (“MMC”) (collectively, the "Company").   All intercompany transactions and balances have been eliminated.

These financial statements are under Canadian generally accepted accounting principles and are stated in Canadian dollars.

(b)

Cash and cash equivalents

Securities with original maturities of three months or less are considered to be cash equivalents.

(c)

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and would impact future results of operations and cash flows.

(d)

Amortization

Amortization of property and equipment is recorded on a declining balance basis at the following annual rates:

Computer equipment

-

30%

Office equipment

-

30%

Additions to property and equipment are amortized at one-half the above rates in the year of acquisition.

(e)

Resource properties

The Company capitalizes all costs related to investments in mineral property interests on a property-by-property basis.  Such costs include mineral property acquisition costs and exploration and development expenditures, net of any recoveries.  Costs are deferred until such time as the extent of mineralization has been determined and mineral property interests are either developed, the property is sold or the Company's mineral rights are allowed to lapse.

All capitalized costs are reviewed, on a property-by-property basis, to consider whether there are any conditions that may indicate impairment.  When the carrying value of a property exceeds its net recoverable amount (as estimated by quantifiable evidence of an economic geological resource or reserve or by reference to option or joint venture expenditure commitments) or when, in the Company’s assessment, it will be unable to sell the property for an amount greater than the deferred costs, the property is written down for the impairment in value.

From time to time the Company may acquire or dispose of a mineral property interest pursuant to the terms of an option agreement.  As such options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded at the time of the agreement.  Option payments are recorded as property costs or recoveries when the payments are made or received.

Capitalized costs are depleted over the useful lives of the properties upon commencement of commercial production or written off if the properties are abandoned or the applicable mineral rights are allowed to lapse.

Although the Company has taken steps to verify the title to mineral properties in which it has, or has a right to acquire an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title (whether of the Company or of any underlying vendor(s) from whom the Company may be acquiring its interest).  Title to mineral properties may be subject to unregistered prior agreements or transfers, and may also be affected by undetected defects or the rights of indigenous peoples.

 (f)

Foreign currency translation

Amounts recorded in foreign currency are translated into Canadian dollars as follows:

(i)

The functional currency of the Company and all its subsidiaries is the Canadian dollar;

(ii)

Monetary assets and liabilities at the rate of exchange in effect as at the balance sheet date;

(iii)

Non-monetary assets and liabilities at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

(iv)

Interest income and expenses (excluding amortization, which is translated at the same rate as the related asset) at the average rate of exchange for the year.

Gains and losses arising from this translation of foreign currency are included in the determination of net loss for the year.

(g)

Stock-based compensation

During the year ended October 31, 2003, the Company applied the settlement method in accounting for its employee stock option plan.  No compensation expense is recorded when options are granted to employees. Options granted to non-employees were accounted for using the fair value method.

Effective November 1, 2003, the Company adopted the amended recommendations of the Canadian Institute of Chartered Accountants (“CICA”) for stock-based compensation and other stock-based payments.  Under the amended recommendations, the Company accounts for stock options granted to directors, employees and consultants using the fair value method.  The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model and charged to earnings over the vesting period with a corresponding increase in contributed surplus.  Upon exercise of the stock options, consideration received together with the amount previously recognized in contributed surplus is recorded as an increase to capital stock.

The Company previously disclosed the pro-forma effects of accounting for stock options granted to directors and employees in the notes to financial statements as if the fair value based method had been used. The amended recommendations have been applied prospectively; accordingly, results from prior years have not been restated.

 (h)

Loss per share

Loss per share computations are based on the weighted average number of common shares outstanding during the year.  Diluted loss per share has not been presented separately as the outstanding options and warrants are anti-dilutive for each of the years presented.  Shares held in escrow at year-end that are held based on a contingency other than the passage of time have not been included in the calculation of the weighted average number of common shares outstanding.

3.

FINANCIAL INSTRUMENTS

(a)

Fair value

The carrying values of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments.

(b)

Interest rate risk

The Company is not exposed to significant interest rate price risk due to the short-term maturity of its monetary assets and liabilities.

(a)

Credit risk

The Company is exposed to credit risk with respect to its accounts receivable which consists largely of tax credits receivable from Mexican, Argentinean, Peruvian and Canadian agencies.  Cash and cash equivalents have been placed with a major Canadian financial institution.

(b)

Translation risk

The Company translates the results of its foreign operations into Canadian currency using rates approximating the average exchange rate for the year.  The exchange rates may vary from time to time.  At October 31, 2004, the Company held foreign currencies of USD 91,268, MXN 121,391 (Mexican pesos) and ARS 182,808 (Argentine pesos) for the purposes of financing operations and capital expenditures in those currencies.

4.

EQUIPMENT

	2004			2003
	Cost	Accumulated	Net	Net
		Amortization
Computer equipment	$57,724	$24,409	$33,315	$14,636
Office equipment	21,788	7,318	14,470	4,400
	$79,512	$31,727	$47,785	$19,036

5.

RESOURCE PROPERTIES

The Company incurred acquisition and exploration expenditures on its resource properties as follows:

	Mexico	Argentina	Peru	Total
	(note 5(a))	(note 5(b))	(note 5(c))
Opening balance,
October 31, 2001	$ -	$ 448,310	$ -	$ 448,310
Acquisition costs
Cash payments	142,579	280,030	-	422,609
Common shares issued	28,000	89,500	-	117,500
	170,579	369,530	-	540,109
Deferred exploration costs
Camp costs	108,268	82,155	-	190,423
Drilling and analysis	-	221,193	-	221,193
Personnel	145,536	28,100	-	173,636
	253,804	331,448	-	585,252
Total expenditures for year	424,383	700,978	-	1,125,361
Write-downs	-	(902,943)	-	(902,943)

Balance, October 31, 2002	424,383	246,345	-	670,728
Acquisition costs
Cash payments	100,126	328,800	105,000	533,926
Common shares issued	490,500	573,000	397,500	1,461,000
	590,626	901,800	502,500	1,994,926
Deferred exploration costs
Camp costs	317,920	728,841	45,860	1,092,621
Drilling and analysis	-	733,420	1,833	735,253
Personnel	132,000	118,547	8,500	259,047
	449,920	1,580,808	56,193	2,086,921
Total expenditures for year	1,040,546	2,482,608	558,693	4,081,847

Balance, October 31, 2003	1,464,929	2,728,953	558,693	4,752,575
Acquisition costs
Cash payments	184,384	464,186	766,125	1,414,695
Common shares issued	680,000	547,500	328,000	1,555,500
	864,384	1,011,686	1,094,125	2,970,195
Deferred exploration costs
Camp costs	521,594	498,095	447,696	1,467,385
Drilling and analysis	47,757	507,686	866,807	1,422,250
Personnel	192,645	215,975	90,734	499,354
	761,966	1,221,756	1,405,237	3,388,989
Total expenditures for the year	1,626,380	2,233,442	2,499,362	6,359,184
Write-offs	-	(4,521,367)	-	(4,521,367)

Balance, October 31, 2004	$ 3,091,309	$ 441,028	$ 3,058,055	$ 6,590,392

(a)

Mexico

The properties in Mexico consist of the following:

i.

Sirena Project, Baja California State, Mexico

Pursuant to an agreement dated December 12, 2001 between the Company and a private Mexican company, the Company acquired a 100% interest in 6 mineral concessions located in Baja California State, Mexico in consideration of the issuance of an aggregate of 400,000 common shares of the Company.

ii.

Acquisition of MMC

Pursuant to an agreement dated September 9, 2002 between the Company and two Mexican individuals, the Company acquired a 100% interest in MMC, a private Mexican corporation that owns 8,055 hectares of mineral concessions situated in Baja California State, Mexico, in consideration of aggregate payments of USD 75,000 and the issuance of an aggregate of 225,000 common shares of the Company.

In addition to the above concessions, pursuant to an agreement made November 3, 2003, between MMC and a Mexican individual, MMC acquired a 100% interest in three mineral concessions covering 30 hectares upon payment of USD 45,000.

iii.

Coahuila Copper Data Acquisition, Coahuila de Zaragoza State, Mexico

Pursuant to an acquisition agreement dated August 22, 2003 between the Company and two individuals, the Company obtained copies of and non-exclusive rights to use and retain certain property data and other information pertaining to copper prospects in Coahuila de Zaragoza State, Mexico, in consideration of the issuance of an aggregate of 20,000 common shares.

iv.

Crockite IOCG Data Acquisition, Baja California State, Mexico

Pursuant to an agreement dated October 27, 2003 between the Company, an individual and a private B.C. company, the Company acquired all right, title and interest to certain geological information, data and materials with respect to the potential for, and occurrences of, iron oxide type copper gold (“IOCG”) deposits in Baja California State, Mexico in consideration of the issuance of an aggregate of 200,000 common shares, as follows:

-

100,000 common shares on January 20, 2004 (issued);

-

100,000 common shares on or before the day which is ten (10) business days from the earliest of the following to occur:

-

Anglo American Mexico S.A. de C.V. (“Anglo”) having earned an interest in certain mineral concessions situated in Baja California State in accordance with and pursuant to the agreement between Anglo and the Company (the “Anglo Agreement” as described in note 6(a)(v));

-

The Company having been advised by Anglo that Anglo has incurred aggregate Exploration Expenditures (as defined in the Anglo Agreement) of not less than USD 2,000,000; and,

-

If the Anglo Agreement is terminated prior to Anglo having incurred USD 2,000,000 in Exploration Expenditures, then upon Anglo, the Company or any third party which subsequently enters into an agreement with the Company to earn an interest in the Company’s IOCG properties in Baja California State collectively having incurred Exploration Expenditures of not less than USD 2,000,000.

v.

Baja IOCG Project, Baja California State, Mexico

Pursuant to an agreement dated December 1, 2002 (as amended by an agreement dated November 26, 2003) between the Company and Anglo American Mexico, S.A. de C.V., Anglo has agreed to manage and fund exploration expenditures for the identification and acquisition of not less than one mineral concession within an area of interest measuring approximately 50,050 square kilometres in size.  Anglo can earn a 70% interest in the mineral concession(s) so acquired, as well as in certain mineral concessions held by the Company, and a 70% interest in a new Mexican company to be formed to hold such concessions, by incurring aggregate exploration expenditures of not less than USD 3,700,000, as follows:

-

USD 200,000 on or before December 1, 2003 (paid);

-

USD 800,000 on or before December 1, 2004 (paid);

-

USD 1,200,000 on or before December 1, 2005; and

-

USD 3,700,000 on or before December 1, 2006.

Upon Anglo incurring an aggregate USD 3,700,000 of exploration expenditures, a joint venture will be formed, with each party required to contribute its pro rata share of all future exploration expenditures.  A non-participating party can be diluted to a minimum 10% working interest, below which percentage its interest would be automatically converted to a 5% net profits interest.

vi.

Franco Project, San Luis Potosi State, Mexico

Pursuant to an agreement dated August 29, 2003 and accepted on September 3, 2003, as amended by an agreement dated October 1, 2004, between the Company and a private Mexican company, the Company can acquire a 100% interest (subject to a 2% Net Smelter Return (“NSR”) retained by the vendor) in the Franco Project, San Luis Potosi State, Mexico, upon completion of the following:

Payments aggregating USD 1,145,000, as follows:

-

USD 15,000 on signing (September 3, 2003) (paid);

-

USD 20,000 on or before March 24, 2004 (paid);

-

USD 60,000 on or before September 3, 2004;

-

USD 100,000 on or before September 3, 2005;

-

USD 150,000 on or before September 3, 2006; and

-

USD 800,000 on or before September 3, 2007.

Exploration expenditures on the property aggregating USD 1,050,000, as follows:

-

USD 50,000 on or before September 3, 2004;

-

USD 200,000 on or before September 3, 2005;

-

USD 300,000 on or before September 3, 2006; and

-

USD 500,000 on or before September 3, 2007.

If the Company has not obtained both all required permits to carry out the exploration activities and work program proposed for the property and unrestricted safe access to the surface areas of the Property as necessary in order to carry out such program (the “Access Conditions”) on or before September 3, 2004 then the dates of the payments above, and the deadlines for the exploration expenditures, will each be extended for a period of four (4) months plus one (1) additional month for every complete calendar month after August 2004 during which the Access Conditions have not been satisfied.  If the Access Conditions have not been satisfied on or before January 3, 2005 then the Company will pay USD 30,000 to the vendor on or before January 13, 2005 (paid) representing one-half of the USD 60,000 payment required above, with the balance being paid on or before the date calculated as provided above.  As at the date of these statements, the Access Conditions had not been satisfied.  The obligation to incur not less than USD 250,000 in exploration expenditures is a firm commitment of the Company, and if the Company terminates the agreement before doing so, then the Company is required to pay to the vendor the difference between USD 250,000 and the amount of exploration expenditures actually incurred.

The Company can buy one-half (being 1%) of the NSR retained by the vendor at any time for USD 2,000,000.

On November 5, 2003, the Company optioned the property to a public B.C. company (the “Optionee”) whereby the Optionee could acquire a 50% interest by paying the Company the sum of USD 50,000, making the underlying USD 20,000 and USD 60,000 payments above and incurring cumulative exploration expenditures of USD 250,000 above.  On November 2, 2004, the Optionee returned the property to the Company and all funds advanced by the Optionee to the Company (which was the operator) to incur exploration expenditures were returned to the Optionee.

vii.

La Zorra Project, Sonora State, Mexico

Pursuant to an agreement dated October 23, 2003, and accepted on October 30, 2003, between the Company and a private Mexican company, the Company can earn a 100% interest, subject to a 2% NSR retained by the vendor, in the La Zorra Project (formerly, the “Gachupines Project”) in Sonora, Mexico, on completion of the following:

Payment of an aggregate of USD 320,000, as follows:

-

USD 5,000 on October 30, 2003 (paid);

-

USD 15,000 on or before April 30, 2004 (paid);

-

USD 30,000 on or before October 30, 2004 (paid);

-

USD 60,000 on or before October 30, 2005;

-

USD 90,000 on or before October 30, 2006;

-

USD 120,000 on or before October 30, 2007;

Exploration expenditures on the property aggregating $85,000 before May 30, 2004 (completed);

Issuing an aggregate of 255,000 common shares of the Company, as follows:

-

  5,000 common shares within 10 business days of TSXV acceptance (issued);

-

50,000 common shares on or before April 30, 2004 (issued);

-

50,000 common shares on or before October 30, 2004 (issued subsequent to year end);

-

50,000 common shares on or before October 30, 2005;

-

50,000 common shares on or before October 30, 2006; and

-

50,000 common shares on or before October 30, 2007.

The Company can buy one-half (being 1%) of the NSR retained by the vendor at any time for USD 1,000,000

(b)

Argentina

i.

Olaroz Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

-

Providencia Norte Concession, Jujuy Province, Argentina

Pursuant to an agreement dated August 8, 2002 between the Company and a private Argentinean company, the Company can earn a 100% interest (subject to a 1.5% NSR payable to the vendor) in the Providencia Norte Concession, Jujuy Province, Argentina.

At October 31, 2004 the Providencia Norte Concession was abandoned and $685,500 in acquisition and exploration expenditure was written off.  The property was returned to the vendor subsequent to year end.

-

La Providencia Concession, Olaroz District, Jujuy Province, Argentina

Pursuant to an agreement dated August 8, 2002 between the Company and an Argentinean individual, the Company can earn a 100% interest in the La Providencia concession upon payment of an aggregate of USD 365,000.

At October 31, 2004 the La Providencia Concession was abandoned and $3,598,881in acquisition and exploration expenditure was written off.  The property was returned to the vendor subsequent to year end.

-

Olaroz Chico and Tola Concessions, Jujuy Province, Argentina

Pursuant to an agreement dated May 8, 2002 (as amended on August 8, 2002) among the Company and two Argentinean individuals, the Company can earn a 100% interest (subject to a 2% NSR payable to the vendors) in two concessions upon making an aggregate of USD 475,000 in payments.

At October 31, 2004, the Olaroz Chico and Tola Concessions were abandoned and $97,370 in acquisition and exploration expenditure was written off.  The property was returned to the vendor subsequent to year end.

-

La Libertad Concession, Jujuy Province, Argentina

Pursuant to an agreement dated April 17, 2003, between the Company and an Argentinean individual, the Company can acquire a 100% interest in one mineral concession located in Jujuy Province in consideration of payments aggregating USD 100,000.

ii.

Chingolo Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

-

Cavok Property, Jujuy Province, Argentina

Pursuant to an agreement dated May 22, 2002 between the Company and a private Argentinean company, the Company can acquire a 100% interest in three mineral concessions in Jujuy Province, Argentina by making a payment of USD 10,000 on or before October 18, 2002 (paid) and issuing an aggregate of 250,000 common shares, as follows:

-

50,000 common shares on or before October 18, 2002 (issued);

-

100,000 common shares on or before October 18, 2003 (issued); and,

-

100,000 common shares on or before October 18, 2006.

Two of these concessions form part of the Olaroz Silver Project (Note 5b (i)(ii)(iii) and, as at October 31, 2004, these two concessions have been written down to a nominal value.  The third concession forms part of the Chingolo Silver Project.

-

Cozzi Property, Jujuy Province, Argentina

Pursuant to an agreement dated December 9, 2002 between the Company and an Argentinean individual, the Company purchased a 100% interest in three mineral concessions located in Jujuy Province, Argentina in consideration of 100,000 common shares issued to such individual.

iii.

Other Argentinean Properties

-

Organullo Property, Salta Province, Argentina

Pursuant to an agreement dated October 1, 2004 between the Company and an Argentinean individual, the Company purchased a 100% interest in 8 mineral concessions in Salta Province, Argentina in consideration of the issuance of 70,000 common shares (issued subsequent to year end).

-

Mina Angela Property, Chubut Province, Argentina

Pursuant to an agreement dated April 25, 2004 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 44 mineral concessions in Chubut Province, Argentina, subject to a 1% NSR to the vendor, in consideration of aggregate cash payments to the vendor of USD 400,000, as follows:

-

USD 50,000 on or before April 25, 2005 (of which USD 24,000, representing the payment of overdue mineral concession taxes has been paid);

-

USD 50,000 on or before April 25, 2006;

-

USD 150,000 on or before April 25, 2007; and

-

USD 150,000 on or before April 25, 2008.

The Company is required to carry out a program of work on the property as agreed between the vendor and the Company, but the extent and cost thereof have not yet been agreed.  The Company has the option to purchase the 1% NSR royalty from the vendor for the sum of USD 500,000 at any time.

-

Condor Yacu and Relincho Concessions, Catamarca Province, Argentina

Pursuant to an agreement dated June 27, 2001 (as amended on January 21, 2002 and January 10, 2003) between the Company and an Argentinean individual, the Company can acquire a 100% interest in certain mining concessions located in Catamarca Province by making aggregate payments of USD 1,050,000

The Condor Yacu and Relincho concessions were returned to the original vendors on September 28, 2004 and $139,666 in acquisition and exploration expenditure was written off.

(c)

Peru

i.

Marcona Project, Lucanas, Nazca and Caraveli Provinces, Peru (Carbonera and Daniella Properties)

Pursuant to option agreements dated October 1, 2003 and October 23, 2003 between the Company and a private Peruvian company, the Company acquired mineral concessions covering approximately 30,000 hectares in Lucanas, Nazca and Caraveli Provinces, Peru.  Approximately 10,500 hectares of these concessions are subject to an underlying agreement with Rio Tinto Mining and Exploration Limited (“Rio Tinto”).  The private company holds the exclusive right and option to acquire a 100% interest from Rio Tinto, subject to a 0.5% NSR to Rio Tinto, by incurring USD 450,000 in exploration expenditures over three years ending August 22, 2006 and by paying Rio Tinto USD 500,000 on or before August 22, 2007.  The Company can earn a 100% interest in all 30,000 hectares by assuming and performing all commitments to Rio Tinto pursuant to the underlying agreement, paying the vendor an aggregate of USD 120,000 (paid) and issuing an aggregate of 650,000 common shares to the vendor, as follows:

-

150,000 common shares on TSXV acceptance (issued);

-

100,000 common shares on or before May 28, 2004 (issued);

-

200,000 common shares on or before November 28, 2004 (issued subsequent to year end);

and

-

200,000 common shares on or before November 28, 2005.

ii.

Pampa de Pongo Property, Caraveli Province, Peru

Pursuant to an option agreement dated February 2, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in mineral concessions covering approximately 8,000 hectares in Carvelli Province, Peru.  The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from Rio Tinto in consideration of the payment to Rio Tinto of aggregate payments of USD 500,000 over four years.  The Company can earn a 100% interest in the property by assuming all of the obligations of the private company pursuant to the underlying agreement with Rio Tinto, and making the following payments and share issuances:

Payments aggregating USD 130,900 as follows:

-

USD 65,900.00 on or before March 12, 2004 (for back taxes on the property) (paid);

-

USD 65,000.00 on or before March 12, 2004 (paid);

Issuance of an aggregate of 70,000 common shares, as follows:

-

35,000 shares on or before March 12, 2004 (issued); and

-

35,000 shares on or before September 12, 2004 (issued subsequent to year end).

iii.

Katanga Property, Chumbirilcas Province, Peru

Pursuant to an option agreement dated October 1, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in approximately 9,560 hectares of mineral concessions in Chumbirilcas Province, Peru.

The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from a group of vendors comprised of 3 private Peruvian companies and two Peruvian individuals (“Underlying Vendors”).  The private Peruvian company has the right to acquire a 100% interest in the subject concessions in consideration of aggregate payments of USD

1,900,000 over 5 years. The Company can acquire a 100% interest in the concessions by assuming the obligations of the private Peruvian company to the Underlying Vendors and making aggregate payments to the private Peruvian company of USD 501,000, as follows:

-

USD 261,000 on or before the execution of the agreement (paid); and

-

USD 240,000, as to USD 10,000 on or before November 1, 2004 and as to the balance on or before the first day of each succeeding month (USD 40,000 paid to date).

6.

CAPITAL STOCK

(a)

Authorized

100,000,000 Common shares without par value

(b)

Issued and outstanding

	2004		2003		2002
	Number		Number		Number
	Of Shares	Amount	of Shares	Amount	of Shares	Amount

Balance, beginning of year	26,611,796	$13,153,943	17,189,974	$5,446,655	11,026,474	$2,861,382
Issued during the year:
For cash:
Pursuant to private placements (net of share issue costs)	6,439,427	12,274,188	2,238,461	2,668,386	4,386,500	1,817,223
On exercise of share purchase warrants	2,724,235	3,815,934	5,133,361	2,772,403	1,040,000	431,400
On exercise of share options	1,837,500	3,015,125	1,250,000	752,500	487,000	219,150
	11,001,162	19,105,247	8,621,822	6,193,289	5,913,500	2,467,773

Pursuant to resource property options	535,000	1,555,500	780,000	1,461,000	250,000	117,500
Pursuant to data purchases	100,000	198,000	20,000	53,000	-	-
	11,636,162	20,858,747	9,421,822	7,707,289	6,163,500	2,585,273

Balance, end of year	38,247,958	$34,012,690	26,611,796	$13,153,944	17,189,974	$5,446,655

i.

Private Placements

During the year ended October 31, 2004, the Company completed two brokered private placements.  On December 11, 2003 the Company completed a private placement of 3,565,000 units at $1.65 per unit.  Each unit consisted of one common share and one-half of a common share purchase warrant.  Each whole warrant was exercisable at a price of $2.25 to purchase one common share to December 10, 2004.  Share issue costs related to the private placement were $437,016 which included an agents commission of $352,933 of which $61,004 was paid in cash and $291,924 was paid through the issuance of 176,927 units having the same terms and conditions as the units issued pursuant to the original private placement.  The Company also issued agent’s option units related to the private placement to purchase 356,500 units at a price of $1.70 per unit.  Each agent’s unit consisted of one common share and one-half of a common share purchase warrant, with each full warrant being exercisable to acquire an additional common share at a price of $2.30 until December 10, 2004.  All of the warrants and agents’ warrants were exercised prior to their respective expiry dates.

On March 18, 2004 the Company completed a private placement of 2,600,000 units at a price of $2.60 per unit.  Each unit consisted of one common share and one common share purchase warrant.  Each warrant is exercisable for a period of 18 months to acquire one additional share at a price of $3.25 per warrant share until March 17, 2005 and $3.50 per warrant share until September 17, 2005.  Share issue costs related to the private placement were $476,476 which included an agent’s commission of $405,600 of which $152,100 was paid in cash and $253,500 was paid through the issuance of 97,500 units, having the same terms and conditions as the units issued pursuant to the original placement. The Company also issued agent’s option units entitling the agent to purchase up to 260,000 units of the Company at a price of $2.65 per unit until March 17, 2005.  Each unit consists of one common share and one common share purchase warrant, each warrant is exercisable to purchase one common share at a price of $3.30 per share until March 17, 2005 and $3.55 per share until September 17, 2005.

During the year ended October 31, 2003 and 2002, the Company completed the following private placements:

-

On December 24, 2002, a private placement of 2,238,461 units for $1.30 per unit. Each unit consisted of one common share and one-half common share purchase warrant.  Each whole warrant was exercisable at a price of $1.60 to purchase one common share to December 27, 2003.  Share issue costs related to this private placement were $241,613.

-

On February 19, 2002, a non-brokered private placement of 1,508,000 units for $0.25 per unit.  Each unit consisted of one common share and one share purchase warrant.  Each warrant was exercisable at a price of $0.35 to purchase one common share to February 19, 2004.  Share issue costs related to this private placement were $4,232.

-

On July 12, 2002, a non-brokered private placement of 1,100,000 units for $0.45 per unit.  Each unit consisted of one common share and one common share purchase warrant.  Each warrant was exercisable at a price of $0.55 to purchase one common share to July 12, 2003.

-

A non-brokered private placement of 1,778,500 units for $0.55 per unit.  Each unit consisted of one common share and one common share purchase warrant.  Each warrant was exercisable at a price of $0.65 to purchase one common share to July 22, 2003.  Share issue costs related to these two July private placements were $28,720.

Total share issue costs related to the above private placements total $274,565, including finder's fees of $255,900 paid in cash.

ii.

Escrow

At October 31, 2004 there were no shares in escrow.  At October 31, 2002, 328,125 common shares were held in escrow by the Company’s transfer agent.  These shares were released during the October 31, 2003 year-end upon consent of the regulatory authorities.

iii.

Stock options

The Company has a stock option plan whereby the Company may grant options to directors, officers, employees and consultants of up to 10% of the common shares outstanding at the time of grant.  The exercise price of each option is equal to or higher than the market price of the Company’s common shares at the date of the grant.  The option term and vesting period is determined by the board of directors within regulatory guidelines.

A summary of the status of the stock option plan as of October 31, 2004, 2003 and 2002, and changes during the years ending on those dates is presented below:

	2004		2003		2002
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options outstanding and exercisable, beginning of year	2,150,000	$1.66	1,250,000	$0.60	600,000	$0.45
Expired/Forfeited	(100,000)	$1.83	(175,000)	$1.73	(113,000)	$0.45
Exercised	(1,837,500)	$1.64	(1,250,000)	$0.60	(487,000)	$0.45
Granted	3,265,000	$2.63	2,325,000	$1.66	1,250,000	$0.60
Options outstanding and exercisable, end of year	3,477,500	$2.60	2,150,000	$1.66	1,250,000	$0.60

Stock options outstanding are as follows:

	Exercise	Number of
Expiry Date	Price	Shares

November 29, 2004	$ 1.48	50,000
October 24, 2005	$ 1.90	200,000
January 27, 2006	$2.35	862,500
April 16, 2006	$3.25	350,000
June 11, 2006	$2.50	1,615,000
October 6, 2006	$3.25	400,000

		3,477,500

In fiscal 2004 the Company used the fair value method for determining compensation expense for all options granted during the year.  The fair value was determined using the Black-Scholes options pricing model based on the following assumptions.

Expected life (years)	2.0
Interest rate	2.96%
Volatility	79.1% - 94.6%
Dividend yield	0.00%

During 2004, 2,815,000 options vested which resulted in a stock-based compensation charge of $3,433,900.

In fiscal 2003, the Company applied the settlement method in accounting for its stock options granted to directors and employees, and accordingly, no compensation expense is recorded in these financial statements for those options granted.  Had compensation expense been determined as provided in the fair value method using the Black-Scholes options pricing model, the pro-forma effect on the Company’s net loss and per share amounts for the year ended October 31, 2003 would have been as follows:

#

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Notes to Consolidated Financial Statements

Years Ended October 31, 2004 and 2003

6.

CAPITAL STOCK (Continued)

Net loss, as reported	$(1,713,252)
Net loss, pro-forma	$(2,693,847)
Loss per share, as reported	$(0.08)
Loss per share, pro-forma	$(0.12)

The Company applied the fair value method using the Black-Scholes option pricing model in accounting for options granted to non-employees, during the year ended October 31, 2003.  100,000 options were granted to non-employees, which resulted in a stock based compensation expense totalling $740,408.

The fair value of each option grant was calculated using the following weighted average assumption:

Expected life (years)	1.5
Interest rate	3.00%
Volatility	100.1%
Dividend yield	0.00%

In fiscal 2002, the Company applied the settlement method in accounting for all stock options granted, and accordingly, no compensation expense is recorded in these financial statements for those options granted.  Had compensation expense been determined as provided in the fair value method using the Black-Scholes options pricing model, the pro-forma effect on the Company’s net loss and per share amounts for the year ended October 31, 2002 would have been as follows:

Net loss, as reported	$(1,197,015)
Net loss, pro-forma	$(1,518,225)
Loss per share, as reported	$(0.09)
Loss per share, pro-forma	$(0.12)

 (iv)

Share purchase warrants

At October 31, 2004, the following common share purchase warrants were outstanding entitling the holders thereof the right to purchase one common share for each warrant held as follows:

#

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Notes to Consolidated Financial Statements

Years Ended October 31, 2004 and 2003

6.

CAPITAL STOCK (Continued)

	2004		2003		2002
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Warrants exercisable, beginning of year	2,102,971	$1.16	5,846,500	$0.49	6,133,383	$0.52
Expired	(2,609)	$(1.60)	(20,000)	$(0.45)	(3,633,383)	$(0.60)
Exercised	(2,724,235)	$(1.40)	(5,133,361)	$(0.54)	(1,040,000)	$(0.41)
Granted	5,623,213	$2.76	1,409,832	$1.66	(4,386,500)	$0.52
Warrants exercisable, end of year	4,999,340	$2.53	2,102,971	$1.16	5,846,500	$0.49

Expiry Date	Type	Exercise Price Per Share	Number of Shares
December 10, 2004	Agent option units	$1.70	126,451
December 10, 2004	Private Placement warrants	$2.25	1,769,416
December 10, 2004	Agent option warrants	$2.30	63,293
March/September 17, 2005	Private placement warrants	$3.25/$3.50	2,686,580
March/September 17, 2005	Agent option warrants	$3.30/$3.55	241,800
March/September 17, 2005	Agent option units	$2.65	111,800
			4,999,340

7.

RELATED PARTY TRANSACTIONS

(a)

During the years ended October 31, 2004, 2003 and 2002, the Company incurred the following expenses paid to directors of the Company or companies with common directors:

	2004	2003	2002
Management fees	$152,000	$129,000	$70,000
Professional fees	$221,420	95,145	17,175
Rent and secretarial	-	23,600	13,000
Fees charged to investment in and
expenditures on resource properties	-	49,000	-
	$373,420	$296,745	$100,175

At October 31, 2004 $Nil (2003 - $43,000) was included in accounts payable and accrued liabilities which relate to management fees payable to a director of the Company.  Professional fees include $207,045 (2003 - $79,845) paid to a law firm of which a director is a partner.

These charges were measured by the exchange amount, which is the amount agreed upon by the transacting parties and are on terms and conditions similar to non-related entities.

(b)

During the year ended October 31, 2002, the Company sold its formerly wholly-owned subsidiaries Koripampa del Peru, S.A. and 2696959 Canada Inc. to a director of the Company and recorded a gain on sale of $71,409.

#

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Notes to Consolidated Financial Statements

Years Ended October 31, 2004 and 2003

8.

INCOME TAX LOSSES

The components of future income tax assets are as follows:

	2004	2003	2002

Future income tax assets
Non-capital loss carry-forwards for
Canadian income tax purposes	$ 2,924,900	$ 1,605,900	$ 851,814
Excess of undepreciated capital cost
over net book value of property and equipment	31,727	11,249	11,485
Cumulative eligible capital deduction	58,830	58,830	58,830
Unused cumulative foreign exploration and
development expenditures	1,175,416	1,175,416	1,175,416

	4,190,873	2,851,395	2,097,545
Tax rate	38%	38%	38%

	1,529,532	1,083,530	797,067
Less: Valuation allowance	(1,529,532)	(1,083,530)	(797,067)

	$ -	$ -	$ -

The valuation allowance reflects the Company's estimate that the tax assets, more likely than not, will not be realized.

The Company has available approximate non-capital losses which may be carried forward to apply against future years' income for Canadian income tax purposes.  The losses expire as follows:

Available to	Amount

2005	$ 49,100
2006	52,300
2007	115,500
2008	145,300
2009	362,200
2010	817,500
2014	1,383,000

$ 2,924,900

The Company also has approximately $5,619,000 of capital losses which can be applied against future capital gains taxable in Canada, which carry-forward indefinitely.  The benefit of these losses has not been recorded in these financial statements.

#

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Notes to Consolidated Financial Statements

Years Ended October 31, 2004 and 2003

9.

CONTINGENT LIABILITIES

On May 20, 2004 Western Telluric Resources Inc. (“Western Telluric”) and Minera Olympic, S. de R.L. de C.V. (“Minera”) (collectively, the "Plaintiffs") commenced an action in the British Columbia Supreme Court (Vancouver Registry, No. S042795) against the Company and James Dawson, Murray McClaren and their respective companies, Dawson Geological Consultants Ltd. and 529197 B.C. Ltd. (carrying on business as Crockite Resources).

The Company is not currently in a position to quantify the potential exposure to the Company or the potential recovery that may be had pursuant to the Company’s counterclaim.  No specific amounts are claimed in either the Statement of Claim or the Counterclaim.  The Plaintiffs have not delivered any evidence with respect to quantum.  In addition, the size of any damage award against the Company would be affected by results of work on the subject mineral properties between now and trial.

10.

SUBSEQUENT EVENTS

Subsequent to October 31, 2004, the Company entered into the following agreements to acquire interests in mineral properties:

(a)

Cerro Juncal Property, Salta Province, Argentina

Pursuant to an agreement dated November 12, 2004 between the Company and a private Argentinean company, the Company has the right to acquire a 100% interest, subject to a 0.5% NSR to the vendor, in 2 mineral concessions (approximately 2600 hectares) in Salta Province, Argentina in consideration of payment to the Vendor of the sum of USD 2,000,000 on or before the date that is 3 years after the Company commences exploration on the property.  Prior to the exercise of the purchase option, the Company is required to pay the vendor an aggregate of USD 360,000 in order to keep the purchase option in good standing, as follows:

-

USD 25,000 on signing (paid);

-

USD 60,000 on or before November 12, 2005;

-

USD 50,000 on or before May 12, 2006;

-

USD 75,000 on or before November 12, 2006; and

-

USD 150,000 on or before May 12, 2007.

If the Company exercises the option to purchase the property prior to May 12, 2007, the requirement to make the remaining USD 335,000 payments above ceases.  Commencing with the 5th year after execution of the agreement if, in such year or any subsequent year prior to the exercise of the purchase option, the vendor has not received at least the sum of USD 100,000 pursuant to the NSR in such year, the Company is required to pay to the vendor the difference between USD 100,000 and the amount received by the vendor pursuant to the NSR.

The Company has the option to purchase the 0.5% NSR at any time for the sum of USD 1,000,000.

(b)

Cerro Atajo Project, Catamarca Province, Argentina

In order to acquire an interest in the Cerro Atajo project, consisting of 17 mineral concessions in Catamarca Province, Argentina, the Company has entered into two agreements involving Sociedad Minera Catamarquena de Economia Mixta (“Somicadem”), a governmental corporation owned as to 51% by the Province of Catamarca and 49% by two private Argentinean companies (the “Shareholders”).  Somicadem is the holder of the Cerro Atajo property.  The first of these agreements is with respect to the acquisition by the Company of the interest of the Shareholders in Somicadem and the second is with respect to the acquisition by the Company from Somicadem of the rights to explore and exploit the property itself.

Pursuant to the first agreement, dated August 24, 2004 (as amended by an agreement dated December 10, 2004), among the Company and the Shareholders, the Company has the option to acquire the 49% of the issued share capital of Somicadem from the Shareholders, together with all of the interest of the

#

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Notes to Consolidated Financial Statements

Years Ended October 31, 2004 and 2003

10.

SUBSEQUENT EVENTS (Continued)

Shareholders in their existing Exploration, Exploitation and Mining Lease Agreements dated September 10, and 13, 1991 (collectively, the “Existing Lease”) with Somicadem relating to the Cerro Atajo property.  In order to exercise the option, the Company is required to pay the Shareholders an aggregate of USD 11,650,000, and issue 1,750,000 common shares to the Shareholders, as follows:

Payments

-

USD 300,000 upon the Company having completed its due diligence (as provided for below) following the Company having entered into a satisfactory amendment to the Existing Lease (which occurred, and the payment was made, on January 12, 2005);

-

USD 350,000 on or before January 12, 2006;

-

USD 1,000,000 on or before January 12, 2007;

-

USD 2,000,000 on or before January 12, 2008;

-

USD 3,000,000 on or before January 12, 2009;

-

USD 5,000,000 on or before January 12, 2010;

Share Issuances

-

100,000 common shares on or before January 12, 2006;

-

150,000 common shares on or before January 12, 2007;

-

500,000 common shares on or before January 12, 2008; and

-

1,000,000 common shares on or before January 12, 2009;

At the election of the Company, it can settle the obligation to issue some or all of the foregoing common shares by making payments to the Shareholders equal to USD 5.00 per share (up to USD 8,750,000 in total).

Pursuant to the second agreement, which is a modification agreement dated January 12, 2005 among the Shareholders, Somicadem and the Company to amend the Existing Lease, the Company has the right to carry out prospecting, exploration, development and exploitation activities at Cerro Atajo, and the option to enter into a 40 year mining lease.  In order to maintain the exploration rights and option to enter into a mining lease in good standing, the Company is required to complete the following:

Payments to the Province of Catamarca aggregating USD 550,000, as follows:

-

USD 50,000 on execution of the modification agreement (not yet paid);

-

USD 100,000 on or before January 12, 2007;

-

USD 100,000 on or before January 12, 2008;

-

USD 100,000 on or before January 12, 2009;

-

USD 100,000 on or before January 12, 2010; and

-

USD 100,000 on or before January 12, 2011;

Exploration expenditures of not less than USD 1,525,000 on or before January 12, 2011 (to be incurred in carrying out a prescribed program of work).

The Company has the right to conduct due diligence on Somicadem and the Cerro Atajo property for a period ending on April 12, 2005, and may terminate the agreement without obligation during such period.  If the Company determines to proceed with the mining lease option (which must be exercised on or before March 12, 2011) then the Company will be required to make aggregate payments of USD 27,000,000 to the Province of Catamarca, as follows:

-

USD 10,000,000 following a production decision and prior to the commencement of production; and

-

USD 17,000,000 during the first 2 years of production.

#

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Notes to Consolidated Financial Statements

Years Ended October 31, 2004 and 2003

10.

SUBSEQUENT EVENTS (Continued)

In addition, the Company will be required to pay to the Province of Catamarca a royalty consisting of 15% of the net profits realized by the Company from the exploitation of the property.

(c)

Exercise of Warrants

Subsequent to the year end, 1,959,160 warrants with an expiry date of December 10, 2004, as disclosed in Note 6b(iv) were exercised, at prices ranging from $1.70 to $2.30 resulting in the issuance 1,959,160 shares.

Subsequent to the year end, 256,900 warrants with an expiry date of March 17, 2005 or September 17, 2005, as disclosed in Note 6b(iv) were exercised at prices ranging from $2.65 to $3.50, resulting in the issuance of 256,900 shares.

11.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (GAAP)

(a)

Differences in accounting policies

i.

Exploration expenditures

Under Canadian GAAP acquisition costs and exploration expenditures are deferred as explained in note 2(e).

Under US GAAP, exploration costs incurred in locating areas of potential mineralization are expensed as incurred. Commercial feasibility is established in compliance with Industry Guide 7 which consists of identifying that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.  After an area of interest has been assessed as commercially feasible, expenditures specific to the area of interest for further development are capitalized.  In deciding when an area of interest is likely to be commercially feasible, management may consider, among other factors, the results of prefeasibility studies, detailed analysis of drilling results, the supply and cost of required labour and equipment, and whether necessary mining and environmental permits can be obtained.

Under US GAAP, mining projects and properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.  If estimated future cash flows expected to result from the use of the mining project or property, an impairment is recognized based upon the estimated fair value of the mining project or property.  Fair value generally is based on the present value of estimated future net cash flows for each mining project or property, calculated using estimated mineable reserves and mineral resources based on engineering reports, projected rates of production over the estimated mine life, recovery rates, capital requirements, remediation costs and future prices considering the Company’s hedging and marketing plans.

i.

Stock based compensation

Under Canadian GAAP, the Company elected to use the settlement method for employee stock options where no compensation expense is recorded for options granted to employees. For US GAAP purposes the settlement method is not available, and therefore, the Company has elected to measure compensation expense using the intrinsic value-based method for employee stock options for US GAAP purposes.

#

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Notes to Consolidated Financial Statements

Years Ended October 31, 2004 and 2003

11.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (GAAP) (Continued)

Reconciliation of total assets, liabilities and shareholder’s equity:

	2004	2003

Total assets per Canadian GAAP	$ 24,231,580	$ 8,877,885
Expenditures on resource properties
expensed under US GAAP	(6,590,392)	(4,752,575)
Total assets per US GAAP	$ 17,641,188	$ 4,125,310

Total liabilities per Canadian GAAP	$ 804,112	$ 420,061
Adjustments to US GAAP	-	-
Total liabilities per US GAAP	804,112	420,061
Total equity per Canadian GAAP	23,427,468	8,457,824
Expenditures on resource properties
expensed under US GAAP	(6,590,392)	(4,752,575)
Total equity per US GAAP	16,837,076	3,705,249

Total equity and liabilities per US GAAP	$ 17,641,188	$ 4,125,310

iii.

Reconciliation of net loss reported in Canadian GAAP and US GAAP:

Statement of operations for the year ended October 31

	2004	2003	2002
Reconciliation of net loss from Canadian
GAAP to US GAAP
Net loss per Canadian GAAP	$ (9,323,002)	$ (1,713,252)	$ (1,197,015)
Acquisition of mineral properties	(2,970,195)	(1,994,926)	(103,587)
Exploration and development costs, net	(3,388,989)	(2,086,921)	(100,968)
Reverse amounts written-off	4,521,367	-	902,943
Stock based compensation using intrinsic method	-	(30,500)	(23,000)
Net loss per US GAAP	$ (11,160,819)	$ (5,825,599)	$ (521,627)

Net loss per share in
accordance with Canadian GAAP	$(0.26)	$(0.08)	$(0.09)
Total differences	$(0.06)	(0.18)	0.05
Net loss per share in
accordance with US GAAP	$(0.32)	$(0.26)	$(0.04)
Weighted average number of shares outstanding	35,198,762	22,349,311	12,993,633

(a)

Stock based compensation

In 2003 and 2002 had compensation expense for employee stock options been determined in accordance with the fair value method using the Black-Scholes option – pricing model, the pro-forma effect on the Company’s net loss and per share amounts would have been as follows:

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CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Notes to Consolidated Financial Statements

Years Ended October 31, 2004 and 2003

11.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (GAAP) (Continued)

	2003	2002

Net loss per US GAAP	$ (5,825,599)	$ (521,627)
Add: Total compensation expense under intrinsic method	30,500	23,000
Deduct: Total stock-based compensation expense
determined under fair value based method for
all awards, net of related tax effects	(980,595)	(321,210)

Net loss, pro-forma	$ (6,775,694)	$ (819,837)

Net loss per share per US GAAP	$ (0.26)	$ (0.04)
Deduct: Total compensation expense under intrinsic method	-	-
Add: Total stock-based compensation
Expense determined under fair value based
Method for all awards, net of related tax effects	(0.04)	(0.02)

Net loss per share, pro-forma	$ (0.30)	$ (0.06)

The fair value of each option grant is calculated using the following weighted average assumptions:

	2003	2002

Expected life (years)	1.5	1.0
Interest rate	3.0%	3.5%
Volatility	100.1%	107.5%
Dividend yield	0%	0%

(c)

Recent US accounting pronouncements

i.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements.  Interpretation 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary.  Interpretation 46 applies to any business enterprise both public and private that has a controlling interest, contractual relationship or other business relationship with a variable interest entity.  The Company has no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption did not have any impact on the Company's consolidated financial position, results of operations or cash flows.

ii.

On April 30, 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities.  Statement 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to Statement 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features.  In addition, Statement 149 clarifies the definition of a derivative by providing guidance on the meaning of initial net investments related to derivatives.  Statement 149 is effective for contracts entered into or modified after June 30, 2003.  The adoption of Statement 149 did not have any effect on its consolidated financial position, results of operations or cash flows.

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CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Notes to Consolidated Financial Statements

Years Ended October 31, 2004 and 2003

11.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (GAAP) (Continued)

iii.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or asset in some circumstances). These requirements of SFAS No. 150 apply to issuers’ classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of non-public entities.   The adoption of Statement 150 did not have any effect on its consolidated financial position, results of operations or cash flows.

iv.

 FAS 151, Inventory Costs. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 24, 2004. The provisions of this Statement should be applied prospectively. There is no impact on the Company’s financial statements.

v.

 FAS 152, Accounting for Real Estate Time-Sharing Transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Restatement of previously issued financial statements is not permitted. There is no impact on the Company’s financial statements.

vi.

 FAS 153, Exchanges of non monetary Assets. The provisions of this Statement are effective for non monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of this Statement should be applied prospectively. There is no impact on the Company’s financial statements.

vii.

 FIN 46(R), Consolidation of Variable Interest Entities, applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of Interpretation 46(R). Application of Interpretation 46 or Interpretation 46(R) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to entities other than special-purpose entities and by nonpublic entities to all types of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying Interpretation 46(R). There is no impact on the Company’s financial statements.

i.

In 2004, FASB issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.  This revised pronouncement requires that all stock options and warrants be accounted for using the Fair Value Method.  This pronouncement will have no impact on the Company, as the Company accounts for all options and warrants using the Fair Value Method, under Canadian GAAP.

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